Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

EXPRO ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Fourth quarter revenue of $437 million, up 3% sequentially and up 7% year-over-year. Full-year 2024 revenue of $1,713 million, up 13% year-over-year.

Fourth quarter Adjusted EBITDA1 of $100 million, up 18% both sequentially and year-over-year.

Fourth quarter Adjusted EBITDA margin1 of 23%, up sequentially from 20% and up year-over-year from 21%.

Full-year Adjusted EBITDA of $347 million as compared to $249 million for 2023, a 40% increase.

Full-year Adjusted EBITDA margin1 of 20% up from 16% for 2023.

Fourth quarter net income of $23 million as compared to third quarter of 2024 net income of $16 million and fourth quarter of 2023 net loss of $12 million.

Full-year 2024 net income of $52 million as compared to net loss of $23 million for 2023.

Board approved an extension of $100 million stock repurchase program; Company repurchased 1.2 million shares in the fourth quarter of 2024, or approximately 1% of total shares outstanding, for a total cost of $14 million.

Management provides 2025 revenue and Adjusted EBITDA margin outlook.

HOUSTON - February 25, 2025 - Expro Group Holdings N.V. (NYSE: XPRO) (the “Company” or “Expro”) today reported financial and operational results for the three months and year ended December 31, 2024.

Fourth Quarter 2024 Financial Highlights

•

Revenue was $437 million compared to revenue of $423 million in the third quarter of 2024, a sequential increase of $14 million, or 3%, primarily driven by increased activity and revenue in Europe and Sub-Saharan Africa (ESSA) and Middle East and North Africa (MENA).

•	Adjusted EBITDA was $100 million, a sequential increase of $15 million, or 18%, as compared to $85 million for the third quarter of 2024, driven by higher subsea well access revenue in ESSA, increased well flow management activity in MENA and a non-repeat of losses recognized on our Congo production solutions project in the third quarter of 2024. Adjusted EBITDA margin for the fourth and third quarter of 2024 was 23% and 20%, respectively.
•

Net income for the fourth quarter of 2024 was $23 million, or $0.19 per diluted share, compared to net income of $16 million, or $0.14 per diluted share, for the third quarter of 2024. Adjusted net income[1] for the fourth quarter of 2024 was $43 million, or $0.36 per diluted share, an increase compared to adjusted net income for the third quarter of 2024 of $28 million, or $0.23 per diluted share.

•	Net cash provided by operating activities for the fourth quarter of 2024 was $97 million compared to net cash provided by operating activities of $55 million for the third quarter of 2024. The increase was primarily due to an increase in Adjusted EBITDA and decreases in working capital and taxes paid during the quarter.

Full Year 2024 Financial Highlights

•

Revenue was $1,713 million for the year ended December 31, 2024, an increase of $200 million, or 13%, compared to $1,513 million for the year ended December 31, 2023. Activity and revenue across all geography-based operating segments increased during the year ended December 31, 2024, most notably in North and Latin America (NLA), ESSA and MENA. Revenue for the year ended December 31, 2024 includes $88 million of revenue from the acquisition of Coretrax.

•	Adjusted EBITDA increased by $99 million, or 40%, to $347 million for the year ended December 31, 2024 from $249 million for the prior year. The increase in Adjusted EBITDA is primarily attributable to higher revenue, including revenue from the Coretrax acquisition, and a more favorable activity mix. Adjusted EBITDA margin was 20% in 2024, up year-over-year from 16% in 2023.

1. A non-GAAP measure.

Full Year 2024 Financial Highlights (continued)

•

Net income was $52 million for the year ended December 31, 2024, or $0.45 per diluted share, compared to a net loss of $23 million, or $0.21 per diluted share, for the year ended December 31, 2023. Adjusted net income for the year ended December 31, 2024, was $111 million, or $ 0.96 per diluted share, compared to adjusted net income for the year ended December 31, 2023, of $20 million, or $ 0.19 per diluted share.

•	Net cash provided by operating activities for the year ended December 31, 2024 was $169 million compared to $138 million for year ended December 31, 2023, primarily due to an increase in Adjusted EBITDA and lower taxes paid during the year, partially offset by an increase in working capital and an increase in cash paid for severance and other expenses.

Michael Jardon, Chief Executive Officer, noted “We are pleased to report solid fourth quarter and full-year financial results, reflecting the continued strength of our business and the resilience of our team. Fourth quarter Adjusted EBITDA and Adjusted EBITDA margin of $100 million and 23%, respectively, represent our best quarterly performance since we completed the Expro/Frank’s merger in the fourth quarter of 2021. Full-year 2024 Adjusted EBITDA margin, at 20%, was up approximately 400 basis points year-over-year and up approximately 800 basis points relative to combined results for legacy Expro and Frank’s International over the four quarters prior to our completing the merger. Organic investment and a successful M&A strategy continue to enable margin expansion and improve relevancy to our customers. As a result, we should be well-positioned for the year ahead on a relative basis, and we remain optimistic about the outlook for our business over the next several years.

“We recently resolved outstanding variation orders related to our Congo production solutions project, allowing us to successfully close out the construction and commissioning phase of the project. Our customer also approved an adjustment to the contract rate for the multi-year operations and maintenance (O&M) phase of the project to incentivize higher through-put from the Expro-built onshore pre-treatment plant and our provision of additional services for the facility. Our customers continue to highlight their desire to optimize production from existing wells and assets and reduce their emissions, and the Congo project is an excellent example of how we enable our customers to achieve these objectives. I congratulate our team on developing and delivering a cost-competitive, differentiated solution for this important customer, and doing so within a very ambitious timeline. With 800 team members working onsite for over 22 months, we also achieved nearly 1.9 million man-hours without an HSE-related lost time incident. This is a significant milestone in which all my Expro colleagues can take pride.

“Expro continues to accelerate the development and commercialization of technologies to increase automation and drive demand for our services and solutions, which is reflected in fourth quarter contract wins totaling $314 million across product lines. Notable wins in our well construction business include tubular running services (TRS) and cementing solutions to support a multi-year, deepwater campaign on the Mexico side of the Gulf of America, valued at approximately $35 million, and for TRS, flowback and well clean up services for one of the largest gas fields in the Norwegian Continental Shelf, valued at more than $40 million. In our well intervention and integrity business, we were awarded muti-year contracts to provide plug and perforation solutions in Argentina, valued at more than $50 million. Finally, our Coretrax team successfully won a contract onshore Australia for casing remediation with the RelineMNS expandables solution, with an initial value of more than $10 million. We are encouraged by these positive trends, and we remain focused on executing our strategy to drive sustainable growth and long-term value for our stakeholders.

“We expect to make demonstrable progress in 2025 toward our medium-term target of mid-20s Adjusted EBITDA margin and a ten percent free cash flow margin, despite near-term headwinds attributed to whitespace in deepwater activity and a full-year, flattish revenue outlook. In the evolving macro environment, we are currently focused on executing our “Drive25” operating efficiency campaign, which combined with a continued positive shift in activity mix, will support further margin expansion. Drive25 is focused on standardizing practices across geo-markets, product lines and job functions, resulting in improved profitability and better operating leverage. A positive shift in activity mix will be supported by a full-year contribution and pull-through revenue opportunities from the acquired Coretrax business as well as improved margins from the Congo production solutions project as we shift to the O&M phase.

“For 2025, we currently anticipate full-year revenues to be stable to up modestly year-on-year. Adjusted EBITDA margin is expected to improve over 100 bps year-on-year. Like prior years, first quarter revenue is expected to be down sequentially by approximately 15% and relatively flat year-on-year. The quarterly sequential decrease is largely due to Northern hemisphere seasonality and the non-repeat of subsea well access projects delivered in the fourth quarter of 2024. Adjusted EBITDA margin for the first quarter of 2025 is expected to be sequentially lower by about 400 bps but up 50-100 bps year-on-year. We expect the traditionally softer first quarter to be followed by an activity rebound in the second quarter. The international and offshore markets should build momentum as the year progresses, and we continue to expect that several significant offshore projects will be sanctioned in late 2025 and throughout 2026. Fundamentally, the multi-year outlook for the services and solutions that Expro provides remains compelling.”

Notable Awards and Achievements

In the fourth quarter, Expro signed a technology agreement with Petrobras for the development of a new non-intrusive flowmeter. This technology will provide flow rates and identify flow patterns, generating online and real-time data availability for control and monitoring of slug instabilities to increase efficiency and optimize production of wells. The key requirement in this technology development is the non-intrusive aspect of the clamp-on design, as well as the absence of any radioactive source.

In the NLA region, well construction market share in the Gulf of America remains robust having secured a three-rig, five-year contract for the development of a deepwater field. Our services and solutions will include TRS and cementing solutions, including our proprietary cure technologies.

Good business momentum continued in ESSA in the fourth quarter of 2024. In Ivory Coast, we successfully deployed iTONG™, the industry’s most advanced tubular make-up solution that allows operators to complete an entire connection makeup with a single touch of the remote, digital control screen, significantly reducing operational risk and keeping personnel out of the red zone while ensuring connection integrity. While this is our first deployment of iTONG in West Africa, in previous campaigns, our operator customer came to value the technology and its ability to lower costs through improved efficiency. In particular, using AI-enabled technology, iTONG removes the human element of accepting or rejecting each joint makeup and continuously looks for way to improve efficiencies in real-time, reducing connection makeup times by 50% and saving approximately 15 hours of rig time per month.

In MENA, despite recently announced curtailment of offshore activities in the Kingdom of Saudi Arabia (KSA), Expro successfully displaced conventional plug manifolds through its first deployment of Blackhawk™ Wireless Plug Dropping Cement Head with SKYHOOK™ in the Arabian Gulf. Like iTONG, the system creates operational efficiencies while improving safety by removing personnel from the red zone (in particular, by eliminating the need to send personnel up the derrick). The technology enables cementing with full tensile, torque and pressure capacity, alongside increased pumping and displacement rates. This successful deployment has resulted in additional opportunities, including planned 2025 projects aimed at addressing well integrity and zonal isolation challenges across critical offshore wells.

Lastly, in APAC, Expro secured an approximate $6 million contract for the provision of upgrades to a client’s platform topside to support incremental production over three years in Malaysia. The project includes establishing a permanent facility to increase the fields output to 30,000 barrels of oil per day by the third quarter of 2025.

Segment Results

Unless otherwise noted, the following discussion compares the quarterly results for the fourth quarter of 2024 to the results for the third quarter of 2024.

North and Latin America (NLA)

Revenue for NLA was approximately $139 million for both the three months ended December 31, 2024, and the three months ended September 30, 2024. There was a decrease in well construction revenue in the U.S., Canada, and Mexico and in Coretrax revenue, mostly offset by an increase in well flow management revenue in the U.S. and Brazil.

Segment EBITDA for NLA was $30 million, or 22% of revenue, during the three months ended December 31, 2024, compared to $33 million, or 24% of revenue, during the three months ended September 30, 2024. The decrease of $3 million in Segment EBITDA was largely attributable to a seasonal reduction in activity on higher margin well construction projects in the Gulf of America during the three months ended December 31, 2024.

Europe and Sub-Saharan Africa (ESSA)

Revenue for ESSA was $143 million for the three months ended December 31, 2024, an increase of $11 million, or 9%, compared to $131 million for the three months ended September 30, 2024. The increase in revenue was primarily driven by higher subsea well access revenue in Angola, partially offset by lower well flow management in the U.K., Norway and Denmark, and lower well construction revenue in Senegal and Angola.

Segment EBITDA for ESSA was $53 million, or 37% of revenue, for the three months ended December 31, 2024, an increase of $21 million, or 65%, compared to $32 million, or 24% of revenue, for the three months ended September 30, 2024. The increase in Segment EBITDA and Segment EBITDA margin was primarily attributable to higher subsea well access revenue in Angola and the resolution of certain variation orders on our Congo project (as discussed above).

Middle East and North Africa (MENA)

Revenue for MENA was $93 million for the three months ended December 31, 2024, an increase of $6 million, or 7%, compared to $87 million for the three months ended September 30, 2024. The increase in revenue was driven by higher well flow management services revenue in Algeria, Iraq and the KSA, partially offset by lower well intervention and integrity revenue in Qatar.

Segment EBITDA for MENA was $33 million, or 35% of revenue, for the three months ended December 31, 2024, an increase of $3 million, or 9%, compared to $30 million, or 35% of revenue, for the three months ended September 30, 2024. The increase in Segment EBITDA was primarily due to higher well flow management activity during the three months ended December 31, 2024.

Asia Pacific (APAC)

Revenue for APAC was $62 million for the three months ended December 31, 2024, a decrease of $3 million, or 5%, compared to $65 million for the three months ended September 30, 2024. The decrease in revenue was primarily due to lower well flow management revenue in Malaysia and Australia and lower well intervention and integrity revenue in Brunei, partially offset by higher subsea well access revenue in China and India.

Segment EBITDA for APAC was $15 million, or 25% of revenue, for the three months ended December 31, 2024, a decrease of $1 million compared to $16 million, or 25% of revenue, for the three months ended September 30, 2024.

Other Financial Information

The Company’s capital expenditures totaled $44 million in the fourth quarter of 2024 and approximately $144 million for the full year 2024. Expro plans for capital expenditures in the range of approximately $120 million to $130 million for 2025.

As of December 31, 2024, Expro’s consolidated cash and cash equivalents, including restricted cash, totaled $185 million. The Company had outstanding debt of $121 million as of December 31, 2024. The Company’s total liquidity as of December 31, 2024 was $320 million. Total liquidity includes $136 million available for drawdowns as loans under the Company’s revolving credit facility.

On December 12, 2024, the Company’s Board of Directors (the “Board”) approved an extension to its stock repurchase program, pursuant to which the Company is authorized to acquire up to $100 million of its outstanding common stock from October 25, 2023 through November 24, 2025 (the “Stock Repurchase Program”). Under the Stock Repurchase Program, the Company may repurchase shares of the Company’s common stock in open market purchases, in privately negotiated transactions or otherwise. The Stock Repurchase Program will continue to be utilized at management’s discretion and in accordance with federal securities laws. The timing and actual numbers of shares repurchased will depend on a variety of factors including price, corporate requirements, and the constraints specified in the Stock Repurchase Program along with general business and market conditions. The Stock Repurchase Program does not obligate the Company to repurchase any particular amount of common stock, and it could be modified, suspended or discontinued at any time. During the years ended December 31, 2024 and 2023, we repurchased approximately 1.2 million shares in each year of our common stock under the Stock Repurchase Program for a total cost of approximately $14.2 million and $20.0 million, respectively.

Expro’s provision for income taxes was $9 million for the fourth quarter of 2024 and $10 million for the prior quarter, the modest decrease reflects a less favorable mix of taxable profits between jurisdictions. The Company’s effective tax rate on a U.S. generally accepted accounting principles (“GAAP”) basis for the three months and year ended December 31, 2024, also reflects liability for taxes in certain jurisdictions that tax on an other than pre-tax profits basis, including so-called “deemed profits” regimes.

The financial measures provided that are not presented in accordance with GAAP are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Additionally, downloadable financials are available on the Investor section of www.expro.com.

Conference Call

The Company will host a conference call to discuss fourth quarter 2024 results on Tuesday, February 25, 2025, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

Participants may also join the conference call by dialing:

US: +1 (833) 470-1428

International: +1 (404) 975-4839

Access ID: 257167

To listen via live webcast, please visit the Investor section of www.expro.com.

The fourth quarter 2024 Investor Presentation is available on the Investor section of www.expro.com.

An audio replay of the webcast will be available on the Investor section of the Company’s website approximately three hours after the conclusion of the call and will remain available for a period of two weeks.

To access the audio replay telephonically:

Dial-In: US +1 (866) 813-9403 or +1 (929) 458-6194

Access ID: 438374

Start Date: February 25, 2025, 1:00 p.m. CT

End Date: March 11, 2025, 10:59 p.m. CT

A transcript of the conference call will be posted to the Investor relations section of the Company’s website after the conclusion of the call.

ABOUT EXPRO

Working for clients across the entire well life cycle, Expro is a leading provider of energy services, offering cost-effective, innovative solutions and what the Company considers to be best-in-class safety and service quality. The Company’s extensive portfolio of capabilities spans well construction, well flow management, subsea well access, and well intervention and integrity.

With roots dating to 1938, Expro has approximately 8,500 employees and provides services and solutions to leading energy companies in both onshore and offshore environments in approximately 60 countries.

For more information, please visit: www.expro.com and connect with Expro on X @ExproGroup and LinkedIn @Expro.

Contact:

Chad Stephenson - Director Investor Relations

+1 (713) 463-9776

InvestorRelations@expro.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this release include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections, guidance, operating results, environmental, social and governance goals, targets and initiatives, estimates and projections regarding the benefits of the Coretrax acquisition, and the Company’s ability to achieve the anticipated synergies as a result of the Coretrax acquisition. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties include the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations (including the ability to recover, and to the extent necessary, service and/or economically repair any equipment located on the seabed), political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, the possibility of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, future actions of foreign oil producers such as Saudi Arabia and Russia, inflationary pressures, international trade laws, tariffs, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance.

Such assumptions, risks and uncertainties also include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 to be filed with the SEC, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, historical practice or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss), and adjusted net income (loss) per diluted share, which may be used periodically by management when discussing financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. These non-GAAP financial measures are presented because management believes these metrics provide additional information relative to the performance of the business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of Expro from period to period and to compare such performance with the performance of other publicly traded companies within the industry. You should not consider Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss) and adjusted net income (loss) per diluted share in isolation or as a substitute for analysis of Expro’s results as reported under GAAP. Because Adjusted EBITDA, Adjusted EBITDA margin, contribution, contribution margin, support costs, adjusted net income (loss) and adjusted net income (loss) per diluted share may be defined differently by other companies in the industry, the presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Expro defines Adjusted EBITDA as net income (loss) adjusted for (a) income tax expense, (b) depreciation and amortization expense, (c) severance and other expense, (d) merger and integration expense, (e) gain on disposal of assets, (f) other (income) expense, net, (g) stock-based compensation expense, (h) foreign exchange (gains) losses and (i) interest and finance (income) expense, net. Adjusted EBITDA margin reflects Adjusted EBITDA expressed as a percentage of total revenue.

Contribution is defined as total revenue less cost of revenue excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in cost of revenue. Contribution margin is defined as contribution divided by total revenue, expressed as a percentage. Support costs is defined as indirect costs attributable to supporting the activities of the operating segments, research and engineering expenses and product line management costs included in cost of revenue, excluding depreciation and amortization expense, and general and administrative expense, excluding depreciation and amortization expense, which represent costs of running the corporate head office and other central functions, including logistics, sales and marketing and health and safety, and does not include foreign exchange gains or losses and other non-routine expenses.

The Company defines adjusted net income (loss) as net income (loss) before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items. The Company defines adjusted net income (loss) per diluted share as net income (loss) per diluted share before merger and integration expense, severance and other expense, stock-based compensation expense, and gain on disposal of assets, adjusted for corresponding tax benefits of these items, divided by diluted weighted average common shares.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Total revenue	$436,843	$422,828	$406,750	$1,712,802	$1,512,764
Operating costs and expenses:
Cost of revenue, excluding depreciation and amortization	(327,123)	(331,235)	(316,875)	(1,333,365)	(1,241,295)
General and administrative expense, excluding depreciation and amortization	(22,516)	(20,467)	(19,346)	(88,421)	(64,254)
Depreciation and amortization expense	(42,284)	(40,391)	(62,874)	(163,468)	(172,260)
Merger and integration expense	(3,947)	(1,437)	(5,432)	(16,334)	(9,764)
Severance and other expense	(9,041)	(3,181)	(8,901)	(17,048)	(14,388)
Total operating cost and expenses	(404,911)	(396,711)	(413,428)	(1,618,636)	(1,501,961)
Operating income (loss)	31,932	26,117	(6,678)	94,166	10,803
Other (expense) income, net	(1,186)	262	4,774	(105)	1,234
Interest and finance expense, net	(1,804)	(3,895)	(2,255)	(12,517)	(3,943)
Income (loss) before taxes and equity in income of joint ventures	28,942	22,484	(4,159)	81,544	8,094
Equity in income of joint ventures	3,467	4,241	5,117	16,422	12,853
Income before income taxes	32,409	26,725	958	97,966	20,947
Income tax expense	(9,375)	(10,450)	(13,376)	(46,048)	(44,307)
Net income (loss)	$23,034	$16,275	$(12,418)	$51,918	$(23,360)

Net income (loss) per common share:
Basic	$0.20	$0.14	$(0.11)	$0.45	$(0.21)
Diluted	$0.19	$0.14	$(0.11)	$0.45	$(0.21)

Weighted average common shares outstanding:
Basic	117,277,836	117,467,994	110,325,863	114,762,477	109,161,453
Diluted	118,129,232	118,293,677	110,325,863	115,829,638	109,161,453

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$183,036	$151,741
Restricted cash	1,627	1,425
Accounts receivable, net	517,570	469,119
Inventories	159,040	143,325
Income tax receivables	28,641	27,581
Other current assets	74,132	58,409
Total current assets	964,046	851,600

Property, plant and equipment, net	563,697	513,222
Investments in joint ventures	73,012	66,402
Intangible assets, net	298,856	239,716
Goodwill	348,918	247,687
Operating lease right-of-use assets	66,640	72,310
Non-current accounts receivable, net	7,432	9,768
Other non-current assets	10,940	12,302
Total assets	$2,333,541	$2,013,007

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$340,298	$326,125
Income tax liabilities	52,436	45,084
Finance lease liabilities	2,234	1,967
Operating lease liabilities	17,253	17,531
Other current liabilities	72,209	98,144
Total current liabilities	484,430	488,851

Long-term borrowings	$121,065	20,000
Deferred tax liabilities, net	44,310	22,706
Post-retirement benefits	10,430	10,445
Finance lease liabilities	14,006	16,410
Operating lease liabilities	48,488	54,976
Uncertain tax positions	74,526	59,544
Other non-current liabilities	44,802	44,202
Total liabilities	842,057	717,134

Stockholders’ equity:
Common stock	8,488	8,062
Treasury Stock	(83,420)	(64,697)
Additional paid-in capital	2,079,161	1,909,323
Accumulated other comprehensive loss	14,470	22,318
Accumulated deficit	(527,215)	(579,133)
Total stockholders’ equity	1,491,484	1,295,873
Total liabilities and stockholders’ equity	$2,333,541	$2,013,007

EXPRO GROUP HOLDINGS N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$51,918	$(23,360)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	163,468	172,260
Equity in income of joint ventures	(16,422)	(12,853)
Stock-based compensation expense	26,352	19,574
Elimination of unrealized profit on sales to joint ventures	4	4,159
Deferred taxes	(5,765)	(10,478)
Unrealized foreign exchange losses	5,861	5,658
Changes in fair value of contingent consideration	(6,079)	576
Changes in assets and liabilities:
Accounts receivable, net	(17,301)	(34,895)
Inventories	4,931	10,575
Other assets	(12,388)	(16,745)
Accounts payable and accrued liabilities	(11,076)	34,600
Other liabilities	(19,813)	(18,275)
Income taxes, net	11,905	8,798
Dividends received from joint ventures	8,231	8,329
Other	(14,347)	(9,614)
Net cash provided by operating activities	169,479	138,309

Cash flows from investing activities:
Capital expenditures	(143,576)	(122,110)
Payment for acquired businesses, net of cash acquired	(31,967)	(28,707)
Proceeds from settlement of contingent consideration	7,500	-
Proceeds from disposal of assets	2,900	2,013
Proceeds from sale / maturity of investments	-	572
Net cash used in investing activities	(165,143)	(148,232)

Cash flows from financing activities:
Release of (cash pledged for) collateral deposits	1,170	(217)
Payment of contingent consideration	(13,873)	-
Proceeds from long-term borrowings	117,269	50,000
Repayments of long-term borrowings	(44,351)	(65,096)
Repurchase of common stock	(14,155)	(20,024)
Payment of withholding taxes on stock-based compensation plans	(3,431)	(2,559)
Repayment of financed insurance premium	(10,920)	(9,317)
Repayments of finance leases	(2,137)	(2,126)
Net cash provided by (used in) financing activities	29,572	(49,339)

Effect of exchange rate changes on cash and cash equivalents	(2,411)	(6,032)
Net increase (decrease) to cash and cash equivalents and restricted cash	31,497	(65,294)
Cash and cash equivalents and restricted cash at beginning of year	153,166	218,460
Cash and cash equivalents and restricted cash at end of year	$184,663	$153,166

Supplemental disclosure of cash flow information:
Cash paid for income taxes net of refunds	$(39,250)	$(44,268)
Cash paid for interest, net	(11,871)	(2,177)
Change in accounts payable and accrued expenses related to capital expenditures	(2,311)	(7,926)

EXPRO GROUP HOLDINGS N.V.

SELECTED OPERATING SEGMENT DATA

(In thousands)

(Unaudited)

Segment Revenue and Segment Revenue as Percentage of Total Revenue:

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2024		2024		2023		2024		2023
NLA	$139,272	32%	$139,397	33%	$145,490	36%	$566,048	33%	$511,800	34%
ESSA	142,788	33%	131,475	31%	133,846	33%	564,440	33%	520,951	34%
MENA	92,557	21%	86,736	21%	65,363	16%	332,216	19%	233,528	15%
APAC	62,226	14%	65,220	15%	62,051	15%	250,098	15%	246,485	16%
Total	$436,843	100%	$422,828	100%	$406,750	100%	$1,712,802	100%	$1,512,764	100%

Segment EBITDA(1), Segment EBITDA Margin(2), Adjusted EBITDA and Adjusted EBITDA Margin(3):

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2024		2024		2023		2024		2023
NLA	$30,062	22%	$33,064	24%	$44,325	30%	$141,977	25%	$132,869	26%
ESSA	53,002	37%	32,175	24%	40,990	31%	145,375	26%	136,007	26%
MENA	32,591	35%	30,032	35%	21,271	33%	115,772	35%	71,201	30%
APAC	15,453	25%	16,193	25%	5,337	9%	57,680	23%	1,805	1%
Total Segment EBITDA	131,108		111,464		111,923		460,804		341,882
Corporate costs (4)	(34,218)		(30,669)		(31,894)		(129,823)		(105,855)
Equity in income of joint ventures	3,467		4,241		5,117		16,422		12,853
Adjusted EBITDA	$100,357	23%	$85,036	20%	$85,146	21%	$347,403	20%	$248,880	16%

(1)

Expro evaluates its business segment operating performance using Segment Revenue, Segment EBITDA and Segment EBITDA Margin. Expro’s management believes Segment EBITDA and Segment EBITDA Margin are useful operating performance measures as they exclude transactions not related to its core operating activities, corporate costs and certain non-cash items and allows Expro to meaningfully analyze the trends and performance of its core operations by segment as well as to make decisions regarding the allocation of resources to segments.

(2)	Expro defines Segment EBITDA Margin as Segment EBITDA divided by Segment Revenue, expressed as a percentage.

(3)	Expro defines Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue, expressed as a percentage.

(4)	Corporate costs include the costs of running our corporate head office and other central functions that support the operating segments but are not attributable to a particular operating segment, including central product line management, research, engineering and development, logistics, sales and marketing, and health and safety.

EXPRO GROUP HOLDINGS N.V.

REVENUE BY AREAS OF CAPABILITIES AND SELECTED CASH FLOW INFORMATION

(In thousands)

(Unaudited)

Revenue by areas of capabilities:

	Three Months Ended						Year Ended
	December 31,		September 30,		December 31,		December 31,		December 31,
	2024		2024		2023		2024		2023
Well construction	$145,230	33%	$159,268	38%	$145,279	36%	$573,005	33%	$533,556	35%
Well management (1)	291,613	67%	263,560	62%	261,471	64%	1,139,797	67%	979,208	65%
Total	$436,843	100%	$422,828	100%	$406,750	100%	$1,712,802	100%	$1,512,764	100%

(1)	Well management consists of well flow management, subsea well access, and well intervention and integrity.

Supplementary information on specific amounts included in cash provided by operating activities:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Net cash provided by operating activities	$97,401	$55,313	$32,781	$169,479	$138,309
Cash paid for interest, net	3,801	2,441	721	11,871	2,177
Cash paid for merger and integration expense	2,751	2,212	4,389	16,955	17,403
Cash paid for severance and other expense	11,325	5,490	5,525	26,297	12,304

EXPRO GROUP HOLDINGS N.V.

GROSS PROFIT, GROSS MARGIN, CONTRIBUTION, CONTRIBUTION MARGIN AND SUPPORT COSTS

(In thousands)

(Unaudited)

Gross Profit, Contribution(1), Gross Margin and Contribution Margin(2):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Total revenue	$436,843	$422,828	$406,750	$1,712,802	$1,512,764

Less: Cost of revenue, excluding depreciation and amortization	(327,123)	(331,235)	(316,875)	(1,333,365)	(1,241,295)
Less: Depreciation and amortization related to cost of revenue	(42,205)	(40,315)	(62,874)	(163,161)	(171,963)
Gross profit	67,515	51,278	27,001	216,276	99,506

Add: Indirect costs (included in cost of revenue)	72,791	71,875	67,175	282,745	251,373
Add: Stock-based compensation expenses	2,360	2,266	1,755	9,057	6,967
Add: Depreciation and amortization related to cost of revenue	42,205	40,315	62,874	163,161	171,963
Contribution	$184,871	$165,734	$158,805	$671,239	$529,809

Gross margin	15%	12%	7%	13%	7%

Contribution margin	42%	39%	39%	39%	35%

Support Costs(4):

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Cost of revenue (excluding depreciation and amortization)	$327,123	$331,235	$316,875	$1,333,365	$1,241,295
Direct costs (excluding depreciation and amortization)	(251,972)	(257,094)	(247,945)	(1,041,563)	(982,955)
Stock-based compensation expense	(2,360)	(2,266)	(1,755)	(9,057)	(6,967)
Indirect costs (included in cost of revenue)	72,791	71,875	67,175	282,745	251,373
General and administrative, (excluding depreciation and amortization expense, foreign exchange, and other non-routine costs)	15,514	13,123	11,782	57,717	42,531
Total support costs	$88,305	$84,998	$78,957	$340,462	$293,904

Total support costs as a percentage of revenue	20%	20%	19%	20%	19%

(1)

Expro defines Contribution as Total Revenue less Cost of Revenue, excluding depreciation and amortization expense, adjusted for indirect support costs and stock-based compensation expense included in Cost of Revenue.

(2)	Contribution margin is defined as Contribution as a percentage of Revenue.

(3)	Direct costs include personnel costs, sub-contractor costs, equipment costs, repairs and maintenance, facilities, and other costs directly incurred to generate revenue.

(4)

Support costs includes indirect costs to support the activities of the operating segments, research, engineering and development expenses and product line management costs included in Cost of revenue, and General and administrative expenses such as the costs of running our corporate head office and other central functions, including, logistics, sales and marketing and health and safety and does not include foreign exchange gains or losses and other non-routine expenses.

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands)

(Unaudited)

Adjusted EBITDA Reconciliation and Adjusted EBITDA Margin:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Total revenue	$436,843	$422,828	$406,750	$1,712,802	$1,512,764

Net income (loss)	$23,034	$16,275	$(12,418)	$51,918	$(23,360)

Income tax expense	9,375	10,450	13,376	46,048	44,307
Depreciation and amortization expense	42,284	40,391	62,874	163,468	172,260
Severance and other expense	9,041	3,181	8,901	17,048	14,388
Merger and integration expense	3,947	1,437	5,432	16,334	9,764
Other expense (income), net	1,186	(262)	(4,774)	105	(1,234)
Stock-based compensation expense	7,101	6,831	4,892	26,352	19,574
Foreign exchange loss	2,585	2,838	4,608	13,613	9,238
Interest and finance expense, net	1,804	3,895	2,255	12,517	3,943
Adjusted EBITDA	$100,357	$85,036	$85,146	$347,403	$248,880

Net income (loss) margin	5%	4%	(3)%	3%	(2)%

Adjusted EBITDA margin	23%	20%	21%	20%	16%

EXPRO GROUP HOLDINGS N.V.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of Adjusted Net Income:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Net income (loss)	$23,034	$16,275	$(12,418)	$51,918	$(23,360)
Adjustments:
Merger and integration expense	3,947	1,437	5,432	16,334	9,764
Severance and other expense	9,041	3,181	8,901	17,048	14,388
Stock-based compensation expense	7,101	6,831	4,892	26,352	19,574
Total adjustments, before taxes	20,089	11,449	19,225	59,734	43,726
Tax benefit	(358)	(27)	-	(469)	(43)
Total adjustments, net of taxes	19,731	11,422	19,225	59,265	43,683
Adjusted net income	$42,765	$27,697	$6,807	$111,183	$20,323

Reconciliation of Adjusted Net Income per Diluted Share:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
Net income (loss)	$0.19	$0.14	$(0.11)	$0.45	$(0.21)
Adjustments:
Merger and integration expense	0.03	0.01	0.05	0.14	0.09
Severance and other expense	0.08	0.03	0.08	0.15	0.13
Stock-based compensation expense	0.06	0.06	0.04	0.23	0.18
Total adjustments, before taxes	0.17	0.10	0.17	0.52	0.40
Tax benefit	(0.00)	(0.00)	-	(0.00)	(0.00)
Total adjustments, net of taxes	0.17	0.10	0.17	0.51	0.40
Adjusted net income	$0.36	$0.23	$0.06	$0.96	$0.19

As reported diluted weighted average common shares outstanding	118,129,232	118,293,677	110,325,863	115,829,638	109,161,453